EXHIBIT 4c
DESCRIPTION OF THE SENIOR NOTES
Set forth below is a description of the terms of the 8 5/8% Senior Notes due 2031 (the “Senior Notes”) issued by PSEG Power LLC. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture dated as of April 16, 2001 (as amended and supplemented, the “Indenture”), between and among us, PSEG Fossil LLC (“Fossil”), PSEG Nuclear LLC (“Nuclear”) and PSEG Energy Resources & Trade LLC (“ER&T”, and together with Fossil and Nuclear, the “Subsidiary Guarantors”) and The Bank of New York Mellon, as trustee (the “Trustee”). The Trustee’s address is 101 Barclay Street, 7W, New York, NY 10286.
References in this section to “PSEG Power”, “we”, “us” and “our” refer to PSEG Power LLC without its consolidated subsidiaries. References in this section to the “Subsidiary Guarantors,” or any of them individually, refer to Fossil, Nuclear and ER&T, without their respective consolidated subsidiaries.
General
We issued the Senior Notes under the Indenture. The terms of the Senior Notes are stated in the Indenture and include terms made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). You should refer to the Indenture and the Trust Indenture Act for a statement of these terms. The Indenture is governed by New York law.
The Senior Notes are listed on the New York Stock Exchange under the symbol “PEG31.”
Principal, Maturity and Interest
The Indenture does not limit the aggregate principal amount of debt securities that we may issue under it and provides that debt securities may be issued under it up to the principal amount as we may authorize from time to time. The debt securities may be issued from time to time in one or more series. We may “reopen” any series of debt securities, including the Senior Notes, and issue additional debt securities of that series without the consent of existing holders. Any additional notes of a series having similar terms, together with the notes of such series, will constitute a single series of debt securities under the Indenture; provided that if the additional notes are not fungible for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number.
The Senior Notes were initially limited to $500 million. The Senior Notes were issued in registered form only, without coupons, in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof. The Senior Notes will mature at par on April 15, 2031 (the “Stated Maturity Date”), unless we redeem or repurchase them in accordance with their terms prior to such date.
Interest on the Senior Notes accrues at the rate of 8 5/8% per annum and is payable semi-annually in arrears on April 15 and October 15 of each year (each, an “Interest Payment Date”). We will make each payment of interest on an Interest Payment Date to the persons in whose names the Senior Notes are registered at the close of business on the 15th day immediately preceding such Interest Payment Date.
Interest on the Senior Notes accrues from the date of original issuance or, if interest has already been paid, from the most recent Interest Payment Date to which interest was paid or duly provided for. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
If any Interest Payment Date or the Stated Maturity Date or date of earlier redemption or repurchase is not a Business Day, the required payment shall be made on the next succeeding day that is a Business Day, without any interest or other payment in respect of the payment subject to delay, with the same force and effect as if made on such Interest Payment Date or the Stated Maturity Date or date of earlier redemption or repurchase, as the case may be. “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in Newark, New Jersey and The City of New York are authorized or obligated by law or executive order to close.

Payment and Paying Agents
Interest on the Senior Notes is payable at any office or agency to be maintained by us in Newark, New Jersey and New York and, for so long as any of the Senior Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, in Luxembourg. At our option, however, interest (including additional amounts, if any) may be paid on an Interest Payment Date: (1) by check mailed to the address of the Person entitled thereto as such address shall appear in the security register or (2) by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register.
Payment of any installment of interest on registered securities will be made to the Person in whose name such registered Security is registered at the close of business on the regular record date for such interest.
We may from time to time designate additional offices or agencies, approve a change in the location of any office or agency and, except as provided above, rescind the designation of any office or agency.
Guarantees
The Senior Notes are fully and unconditionally guaranteed by the Subsidiary Guarantors on a joint and several basis.
Ranking
The Senior Notes are our senior unsecured obligations and rank:

•	equally in right of payment with our other existing and future senior unsecured indebtedness;

•	senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the Senior Notes;

•	effectively junior in right of payment to any of our future secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	structurally junior to all indebtedness and other liabilities of our subsidiaries that do not guarantee the Senior Notes.
Each of the guarantees are the respective guarantor’s senior unsecured obligations and rank:

•	equally in right of payment with such guarantor’s other existing and future senior unsecured indebtedness;

•	senior in right of payment to any of such guarantor’s indebtedness that is expressly subordinated in right of payment to the guarantees;

•	effectively junior in right of payment to any of such guarantor’s future secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	structurally junior to all indebtedness and other liabilities of such guarantor’s subsidiaries that do not guarantee the Senior Notes.
Optional Redemption
We may redeem the Senior Notes at any time, in whole or in part, upon not less than 30 nor more than 60 days’ prior written notice, as more fully described under “ - Selection and Notice” below, at a price equal to the greater of:

(a)	100% of the principal amount of the Senior Notes being redeemed and

(b)
the sum of the present values of the remaining scheduled payments of principal of and interest on the Senior Notes being redeemed not including any portion of such payment of interest accrued on the date of redemption, from the redemption date to the maturity date, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 40 basis points, plus, in either case, any accrued and unpaid interest on the principal amount being redeemed to the redemption date.
“Treasury Rate” means, with respect to any redemption date for any Senior Notes being redeemed:

(a)
the yield for the maturity corresponding to the Comparable Treasury Issue (as defined below), under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” provided, that if no maturity is within three months before or after the maturity date for any Senior Notes being redeemed the yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or

(b)
if the release referred to in (a) (or any successor release) is not published during the week preceding the calculation date or does not contain the yields referred to above, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

The Treasury Rate will be calculated on the third business day preceding the redemption date.
“Comparable Treasury Issue” means, with respect to any redemption date for any Senior Notes being redeemed, the United States Treasury security selected by an “Independent Investment Banker” as having the maturity comparable to the remaining term of the Senior Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Senior Notes.
“Independent investment banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with us.
“Comparable Treasury Price” means with respect to any redemption date for any of the Senior Notes being redeemed:

(a)	the average of four reference Treasury Dealer Quotations (as defined below) for the redemption date, after excluding the highest and lowest of those Reference Treasury Dealer Quotations, or

(b)	if the Calculation Agent obtains fewer than four Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained.
“Reference Treasury Dealer” means each of four primary U.S. Government securities dealers in New York City selected by the Trustee in consultation with us and initially will include Morgan Stanley & Co. Incorporated and Salomon Smith Barney, Inc. If any Reference Treasury Dealer ceases to be a primary U.S. government securities dealer, the Trustee will substitute another primary U.S. government securities dealer for that dealer.
“Reference Treasury Dealer Quotations” means, with respect to any redemption date, the average, as determined by the Calculation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted to the Calculation Agent by that Reference Treasury Dealer at 5:00 p.m. New York time on the third Business Day preceding the redemption date.
Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Senior Notes called for redemption.
Selection and Notice
The Trustee will select the Senior Notes for redemption on a pro rata basis or in accordance with any other method the Trustee considers fair and appropriate. Senior Notes in denominations of $1,000 or less may not be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days prior to the redemption date to each holder of Senior Notes to be redeemed at its registered address. The notice of redemption will state the portion of the principal amount to be redeemed if a Senior Note is to be redeemed in part.
In addition, for so long as any Senior Notes are listed on the Luxembourg Stock Exchange and so long as the rules of such exchange so require, all notices to the holders of such Senior Notes, including those relating to any redemption of the Senior Notes, shall also be given by publication in an authorized newspaper in Luxembourg and the Luxembourg Stock Exchange will be notified of the outstanding amount of Senior Notes following any redemption. Such Authorized Newspaper is expected to be the Luxemburger Wort.
Selected Indenture Covenants
Limitations on Obligations
Restricted Subsidiaries. We will not permit any Restricted Subsidiary to, directly or indirectly, Incur any Obligations (including, without limitation, Acquired Obligations), except for

•	the Subsidiary Guarantees;

•	Obligations existing on the date of the Indenture;

•
Obligations of ER&T related to the purchase and sale of fuel, capacity, energy (including, but not limited to, electric power, natural gas and coal), environmental credits or entitlements, utility services, fuel, water, related transportation services and other similar or related products and services in the ordinary course of business;

•	Obligations of Nuclear related to the purchase and sale of fuel and related transportation services in the ordinary course of business;

•	Permitted Hedging Obligations of ER&T;

•
Obligations incurred in exchange for, or the net proceeds of which are used to refund, refinance, or replace Obligations described under this “Limitations on Obligations”, provided that the average life of the refinancing Obligations shall not be shorter than the average life of the Obligations being refinanced and the principal amount of the refinancing obligations shall not exceed the principal amount of the Obligations being so refinanced; and

•	Obligations to us or any other Restricted Subsidiary which are subordinated to the Subsidiary Guarantee with respect to the Senior Notes of the Restricted Subsidiary incurring the Obligations.
The foregoing notwithstanding, Restricted Subsidiaries may Incur Obligations not otherwise permitted by the preceding paragraph in an aggregate amount outstanding after giving effect to such Incurrence not to exceed at any one time the greater of $250 million or 15% of Consolidated Net Tangible Assets as of the last day of the preceding month.
Subsidiaries Other Than Restricted Subsidiaries. Except for parental guarantees of debt service reserves, surety bonds, equity guarantees, performance bonds and bid bonds entered into in the ordinary course of business aggregating at any one time not more than $100 million, we shall not permit any Subsidiary that is not a Restricted Subsidiary to, directly or indirectly, Incur any Obligations (including, without limitation, Acquired Obligations) that are recourse to us or any Restricted Subsidiary. For the purposes of this section, preferred securities issued by our special purpose subsidiaries will not be considered to be recourse to us.
Limitation on Liens
We may not, and may not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit to exist any Lien of any kind on or with respect to any Property or interest in our Property or that of any of our Restricted Subsidiaries or any income or profits therefrom (in each case, whether the Property is owned at the date of the Indenture or thereafter acquired), unless the Senior Notes are secured equally and ratably with (or prior to) any and all other Obligations secured by the Lien, provided, however, that these restrictions shall not apply to or prevent the creation, incurrence, assumption or existence of Permitted Liens.

Permitted Liens shall include:

•	Liens existing on the date of the Indenture;

•
Liens to secure or provide for the payment of all or part of the purchase price of any Property or the cost of construction or improvement thereof; provided that no such Lien shall extend to or cover any other of our or our Restricted Subsidiaries’ Property;

•
Liens existing on Property at the time such Property is acquired by us or any Restricted Subsidiary; provided that such Liens (i) are not created, Incurred or assumed in contemplation of such Property being acquired and (ii) do not extend to or cover any other of our or our Restricted Subsidiaries’ Property;

•
Liens existing on Property of any entity at the time such entity is merged with or into or consolidated with us or a Restricted Subsidiary; provided that such Liens (i) are not created, Incurred or assumed in contemplation of such merger or consolidation and (ii) do not extend to any other of our or our Restricted Subsidiaries’ Property;

•	Liens securing Permitted Hedging Obligations;

•
Liens for taxes, assessments or governmental charges that are not yet delinquent or that are being contested in good faith by any appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate reserve provision, if any, as is required in conformity with GAAP shall have been made;

•
Liens arising by reason of any judgment, decree or order of any court, so long as any such Lien is being contested in good faith and is bonded or such judgment, decree or order does not exceed $50 million, and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order have not been finally terminated or the period within which such proceedings may be initiated has not expired;

•
Liens to secure pledges or deposits made in the ordinary course of business in connection with bids, tenders or contracts (other than for payment of indebtedness) or to secure guarantees, statutory or regulatory obligations or surety or performance bonds each made in the ordinary course of business;

•
Liens imposed by law such as carriers’, warehousemen’s and mechanics’ Liens, in each case arising in the ordinary course of business and with respect to amounts not yet due or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as is required in conformity with GAAP shall have been made;

•
Survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties incidental to the conduct of the business or to the ownership of Properties which were not incurred in connection with indebtedness or other extensions of credit and which do not in the aggregate materially and adversely affect the value of the Properties or materially impair their use in the operation of the business;

•	Liens securing letters of credit entered into in the ordinary course of business;

•	Liens to secure pollution control revenue bonds or industrial revenue bonds;

•	Liens securing Non-Recourse Obligations of Unrestricted Subsidiaries;

•	Liens granted on the capital stock of Unrestricted Subsidiaries for the purpose of securing the Obligations of such Unrestricted Subsidiaries;

•	Liens pursuant to Capitalized Leases or Synthetic Leases permitted to be entered into under the “Limitation on Obligations” covenant;

•
Liens arising by reason of leases and subleases of Property pursuant to a Sale/Leaseback Transaction allowed pursuant to the “Limitation on Sale of Assets” covenant that do not materially interfere with the ordinary conduct of our or any of our Restricted Subsidiaries’ business;

•	Liens created in connection with worker’s compensation, unemployment insurance and other social security statutes or regulations;

•	Liens by a Wholly-Owned Subsidiary to us or any Restricted Subsidiary;

•
Liens on Property, other than Capital Stock of Restricted Subsidiaries, to secure Obligations so long as the sum of the amount of outstanding Obligations secured by Liens incurred pursuant to this provision does not exceed the greater of $250 million or 15% of Consolidated Net Tangible Assets as of the end of the most recent fiscal quarter for which financial statements are available; and

•
The replacement, extension or renewal (or successive replacements, extensions or renewals), as a whole or in part, of any Lien or of any agreement referred to above or the replacement, extension or renewal (not exceeding the outstanding principal amount of Indebtedness secured thereby together with any premium, interest, fee or expense payable in connection with any such replacement, extension or renewal) of Indebtedness secured thereby; provided that such replacement, extension or renewal is limited to all or part of the same Property that secured the Lien replaced, extended or renewed (plus improvements thereon or additions or accessions thereto).

Guarantee of Senior Notes
     Each initial Subsidiary Guarantor has executed, and any subsequent Subsidiary Guarantor at or before the time the definition of Subsidiary Guarantor shall be applicable to it shall execute, a Subsidiary Guarantee of the Senior Notes in substantially the form provided for by the Indenture.
Guarantee of ER&T Obligations
We have executed a guarantee of the Obligations of ER&T substantially in the form provided for by the Indenture.
Payment of Dividends by ER&T to Us
If and for so long as we guarantee the Obligations of ER&T, we shall cause ER&T, to the extent permitted by applicable law, to pay, at least quarterly, dividends or distributions to us of the excess cash not then required for its business operations.
Limitation on Dividends and Other Payment Restrictions
Other than pursuant to the Indenture or as otherwise may be required by law, we will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or cause to become, or as a result of the acquisition of any Person or Property, or upon any Person becoming a Restricted Subsidiary, remain subject to, any consensual encumbrance or consensual restriction of any kind on the ability of any Restricted Subsidiary to:

•	pay dividends or make any other distributions on its Capital Stock;

•	make payments on any Obligations owed to us or any of our Restricted Subsidiaries;

•	make loans or advances to us or to any of our Restricted Subsidiaries;

•	transfer any of its Property to us or to any of our Restricted Subsidiaries; or

•	make payments under a Subsidiary Guarantee with respect to the debt securities issued under the Indenture.
The foregoing shall not prohibit:

•
encumbrances and restrictions resulting from customary provisions relating to (i) transfers of Property that restrict the subletting or assignment of any lease or (ii) transfers of Property that are contained in licenses and that relate to the Property covered thereby, in each case entered into in the ordinary course of business;

•
encumbrances and restrictions on transfers of Property existing on any assets at the time such assets are acquired (or the entity owning such assets is acquired) by any Restricted Subsidiary, whether by merger, consolidation, purchase of such assets or otherwise; provided that such restrictions and encumbrances (i)

are not created, Incurred or assumed in contemplation of such assets or entity being acquired by the Restricted Subsidiary and (ii) do not extend to any other assets of the Restricted Subsidiary; and

•
restrictions on transfers of Property created in connection with sales or purchases of electricity, energy, capacity, natural gas, coal, ancillary services, environmental credits and/or entitlements, utility services, fuel, water, related transportation services and other similar products and services, in each case, in the ordinary course of business; provided that restrictions arising from any transaction or series of related transactions pursuant to this clause shall not be materially more restrictive, taken as a whole, than encumbrances and restrictions customarily accepted as industry standard for similar transactions.

Limitation on Sale of Assets
Except for a sale of all or substantially all of our assets, as provided in the “Merger, Consolidation or Sale of Assets” covenant, and other than

•	assets required to be sold to conform with government regulations, laws or impositions,

•	sales or dispositions of surplus, obsolete or worn out equipment,

•	sales or dispositions of ownership interests in Unrestricted Subsidiaries, or

•
any other sale or disposition so long as after giving effect to such events, the Rating Agencies shall have confirmed their ratings on our debt securities issued under the Indenture in effect immediately prior to such sale or disposition, we may not, and may not permit any Restricted Subsidiary to, make any Asset Sale (other than short-term, readily marketable investments purchased for cash management purposes with funds not representing the proceeds of other Asset Sales) if, on a pro forma basis, the aggregate net book value of all such Asset Sales during the most recent 12-month period would exceed 15% of Consolidated Net Tangible Assets computed as of the most recent quarter preceding such sale; provided, however, that any such Asset Sale shall be disregarded for purposes of this 15% limitation if the Net Cash Proceeds are within 270 days thereafter (i) invested in a Permitted Business, (ii) used to purchase and retire Obligations ranking equal in right of payment to the Senior Notes or (iii) used to redeem the Senior Notes at a redemption price equal to 100% of the principal amount of the Senior Notes to be redeemed, plus accrued and unpaid interest thereon up to and including the applicable redemption date, plus a make-whole premium equal to, with respect to any Senior Note, the excess of (a) the aggregate present value as of the date of prepayment of the expected future cash flows of the Senior Note (for the avoidance of doubt, these amounts shall include all principal and interest payable with respect to the Senior Note) (exclusive of interest accrued to the date of prepayment) that, but for the prepayment, would have been payable if the prepayment had not been made, determined by discounting such amounts at a rate that is equal to the applicable Treasury Rate (as defined under “-Optional Redemption” above) plus 0.40% over (b) the aggregate principal amount of the Senior Note then to be prepaid.
In addition, on a cumulative basis, we may not sell or otherwise dispose of more than 25% of the assets or Capital Stock in Fossil, unless Net Cash Proceeds from such sale are invested in other non-nuclear generating assets or the capital stock of entities engaged in fossil generation and related businesses.
Merger, Consolidation or Sale of Assets
We may not, directly or indirectly, consolidate or merge with or into (whether or not we are the surviving entity) any other corporation, association, company, business trust or limited liability company, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets, in one or more related transactions, to another Person unless:

•
the Person formed by the consolidation or surviving the merger or the Person that acquires by sale, assignment, transfer, conveyance or other disposition, or that leases, the assets (if other than us) (in each such case, the “Successor Entity”), is a corporation or limited liability company organized and existing under the laws of the United States, any State thereof or the District of Columbia and expressly assumes our obligations under the Indenture and the debt securities issued under the Indenture, including the Senior Notes;

•
if any of our or a Restricted Subsidiary’s Property or assets would become subject to a Lien other than a Permitted Lien under the “Limitation on Liens” covenant, the Senior Notes shall be equally and ratably secured in accordance with such covenant;

•	immediately after such transaction no event exists that is or with the passage of time or the giving of notice or both would be an Event of Default under the Indenture; and

•
each Subsidiary Guarantor shall have by amendment to its Subsidiary Guarantee confirmed that its Subsidiary Guarantee shall apply to the obligations of the Successor Entity under the Indenture and each series of the debt securities then outstanding under the Indenture.

Events of Default and Remedies
The following constitute Events of Default in respect of the Senior Notes:

•	default for five days in the payment when due of interest on any of the Senior Notes;

•	default in the payment when due of the principal of, or premium, if any, or make-whole amount, if any, on any of the Senior Notes;

•	default in the deposit of any sinking fund payment, when due by the terms of the Senior Notes;

•	failure by us or any Restricted Subsidiary to comply with the provisions described under “Limitation on Sale of Assets” or “Merger, Consolidation or Sale of Assets”;

•
failure by us or any Restricted Subsidiary for 60 days after notice by the Trustee to us or to us and the Trustee by the holders of 25% or more in aggregate principal amount of the Senior Notes to comply with any of our agreements in the Indenture or the Senior Notes that are not otherwise covered in this section;

•
default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any of our or any of our Subsidiaries’ indebtedness (including indebtedness represented by any other series of debt securities under the Indenture or the payment of which is guaranteed by us or by any of our Restricted Subsidiaries) (but other than Non-Recourse Obligations) whether such indebtedness or guarantee now exists or is created after the date of the Indenture, which default (a) is caused by a failure to pay the principal of such indebtedness at the Stated Maturity of such indebtedness after the expiration of grace periods provided in the indebtedness (a “Payment Default”) or (b) has resulted in the acceleration of the indebtedness prior to its Stated Maturity; and, in each case the principal amount of the indebtedness, together with the principal amount of any other indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50 million or more;

•
failure by us or any of our Restricted Subsidiaries to pay one or more final judgments not otherwise covered by insurance aggregating in excess of $50 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

•	certain events of bankruptcy or insolvency with respect to us or any of our Restricted Subsidiaries.
Additional series of debt securities issued under the Indenture may specify other events of default for such series of debt securities.
We are required to file with the Trustee, annually, an officer’s certificate as to our compliance with all conditions and covenants under the Indenture. The Indenture provides that the Trustee may withhold notice to the holders of debt securities of a series, including the Senior Notes, of any default (except payment defaults on the debt securities of that series) if it considers it in the interest of the holders of the debt securities of the series to do so.
If an Event of Default (other than an Event of Default occasioned by our or any of our Restricted Subsidiaries’ bankruptcy or insolvency) with respect to debt securities of a series, including the Senior Notes, has occurred and is continuing, the Trustee or the holders of not less than 25% in principal amount of outstanding debt securities of that series may declare the principal (or, if the debt securities of that series are issued with original issue discount or are “indexed debt securities” (i.e., debt securities, the interest and principal payments on which are determined by reference to a particular index, such as a foreign currency or commodity), such portion of the principal as may be specified in the terms of those debt securities) of all of the debt securities of that series to be due and payable immediately, by a notice in writing to us.
If an Event of Default occasioned by our or any of our Restricted Subsidiaries’ bankruptcy or insolvency occurs, the principal of and interest on all debt securities issued under the Indenture, including the Senior Notes, shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of debt securities.
Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default with respect to debt securities of any series, including the Senior Notes, has occurred and is continuing, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of the holders of debt securities of that series, unless those holders have offered the Trustee indemnity satisfactory to the Trustee against the expenses and liabilities which might be incurred by it in compliance with such request.
Subject to certain exceptions, the holders of a majority in principal amount of the outstanding debt securities of any series, including the Senior Notes, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the debt securities of that series.
The holders of a majority in principal amount of the outstanding debt securities of a series, including the Senior Notes, may, on behalf of the holders of all debt securities of such series and any related coupons, waive any past default under the Indenture with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium, if any) or interest, if any, on any debt security of such series or any related coupons or (ii) in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected thereby.
Definitions
“Acquired Obligations” means, with respect to any Person, (1) Obligations of any other Person existing at the time the other Person is merged with or into or became a Subsidiary of the Person, including, without limitation, Obligations Incurred in connection with, or in contemplation of, the other Person merging with or into or becoming a Subsidiary of the Person; and (2) Obligations secured by a Lien encumbering any asset acquired by the Person at the time the asset is acquired by the Person.
“Asset Sale” means any sale, transfer, conveyance, lease or other disposition (including by way of merger, consolidation or sale-leaseback) by us or any of our Restricted Subsidiaries to any Person (other than to us or a Restricted Subsidiary of ours and other than in the ordinary course of business) of any Capital Stock or other Property of ours or of any of our Restricted Subsidiaries (including Capital Stock of Subsidiaries). The term “Asset Sale” will not include (1) any sale, transfer, conveyance, lease or other disposition of Property governed by the “Merger, Consolidation or Sale of Assets” covenant and (2) any transaction or series of related transactions consisting of the sale, transfer, conveyance, lease or other disposition of Capital Stock or other Property with a Fair Market Value aggregating less than $50 million in any fiscal year. The term “Asset Sale” also will not include (i) the grant of or realization upon a Lien permitted under the “Limitation on Liens” covenant or the exercise of remedies thereunder and (ii) sales of fuel, capacity, energy (including, but not limited to, electric power, natural gas and coal), environmental credits or entitlements, related transportation services and other related services by ER&T and its Permitted Hedging Obligations as permitted by the “Limitation on Obligations” covenant.
“Attributable Debt” means with respect to any Sale/Leaseback Transaction, at the time of determination, the present value (discounted at a rate per annum equal to the weighted average interest rate of all debt securities outstanding under the Indenture, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in the Sale/Leaseback Transaction (including any period for which the lease has been extended).
“Board of Directors” means either the Board of Directors of PSEG Power or any duly authorized committee of such Board.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in Newark, New Jersey and The City of New York are authorized or obligated by law or executive order to close.
“Capital Stock” means (1) in the case of a corporation, corporate stock, (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Capitalized Lease” means as applied to any Person, any lease of any Property of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person, and “Capitalized Lease Obligation” means the rental obligations, as aforesaid, under such lease.
“Commodity Trading Obligations,” with respect to any Person, means the Obligations of such Person under (1) any commodity swap agreement, commodity future agreement, commodity option agreement, commodity cap agreement, commodity floor agreement, commodity collar agreement, commodity hedge agreement, and any put, call or other agreement or arrangement, or combination thereof, designed to protect such Person against fluctuations in commodity prices or (2) any commodity swap agreement, commodity future agreement, commodity option agreement, commodity hedge agreement, and any put, call or other agreement or arrangement, or combination thereof (including an agreement or arrangement to hedge foreign exchange risks) in respect of commodities entered into by us pursuant to asset optimization and risk management policies and procedures adopted in good faith by the Board of Directors.
“Consolidated Current Liabilities,” as of the date of determination, means the aggregate amount of our and our Restricted Subsidiaries’ liabilities on a consolidated basis which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating (1) all inter-company items between us and any consolidated Restricted Subsidiary, (2) all current maturities of long-term indebtedness, all as determined in accordance with GAAP, and (3) all liabilities attributable to Subsidiaries that are not Restricted Subsidiaries.
“Consolidated Net Tangible Assets” means, as of any date of determination, the total amount of assets (less accumulated depreciation or amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of us and our Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, consistently applied, and after giving effect to purchase accounting and after deducting therefrom, to the extent otherwise included, the amounts of:

•	Consolidated Current Liabilities;

•	excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors;

•
unamortized debt discount and expense and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

•	treasury stock;

•
any cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

•	all assets attributable to Subsidiaries that are not Restricted Subsidiaries (including Capital Stock thereof), except to the extent of dividends or distributions received from such Subsidiaries.
“Default” means any event, act or condition that is, or after notice or the passage of time or both would be, an Event of Default.
“Event of Default” has the meaning specified in Section 501 of the Indenture.
“Fair Market Value” means the price that would be paid by a purchaser to a seller in an arm’s-length transaction.
“GAAP” means generally accepted accounting principles in the United States applied on a basis consistent with the principles, methods, procedures and practices employed in the preparation of our audited financial statements, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate or currency swap agreement, interest rate or currency future agreement, interest rate cap or collar agreement, interest rate or currency hedge agreement, and any put, call or other agreement or arrangement designed to protect such Person against fluctuations in interest rates or currency exchange rates.
“Incur” means, with respect to any Obligation, to directly or indirectly create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for payment of, contingently or otherwise, such Obligation. The term “Incurrence” has a corresponding meaning.
“Lien” means any mortgage, pledge, hypothecation, charge, assignment, deposit arrangement, encumbrance, security interest, lien (statutory or other), or preference, priority, or other security or similar agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any agreement to give or grant a Lien or any lease, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).
“Net Cash Proceeds” from an Asset Sale is defined to mean cash payments received (including any cash payments received by way of a payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received (including any cash received upon sale or disposition of any such note or receivable), excluding any other consideration received in the form of assumption by the acquiring Person of Obligations relating to the Property disposed of in such Asset Sale or received in any form other than cash) therefrom, in each case, net of (1) all legal, title and recording tax expenses, commissions and other fees and expenses of any kind (including consent and waiver fees and any applicable premiums, earn-out or working interest payments or payments in lieu or in termination thereof) Incurred, (2) all federal, state, provincial, foreign and local taxes and other governmental charges required to be accrued as a liability under GAAP as a consequence of such Asset Sale, (3) a reasonable reserve for the after-tax cost of any indemnification payments (fixed and contingent) attributable to seller’s indemnities to the purchaser undertaken by us or any of our Subsidiaries in connection with such Asset Sale, (4) all payments made on any Obligation that is secured by such Property, in accordance with the terms of any Lien upon or with respect to such Property, or that must by its terms or by applicable law or in order to obtain a required consent or waiver be repaid out of the proceeds from or in connection with such Asset Sale and (5) all distributions and other payments made to holders of Capital Stock of Subsidiaries (other than us or our Restricted Subsidiaries) as a result of such Asset Sale.
“Non-Recourse Obligation” means, with respect to any Person, any financing that is or was Incurred with respect to the development, acquisition, design, engineering, procurement, construction, operation, ownership, servicing or management of one or more facilities used or useful in a Permitted Business in respect of which such Person has a direct or indirect interest, provided that such financing is without recourse to any Person or Property other than to (1) the Property that constitutes such facilities together with contracts, permits, licenses, reserves and other items related to such facilities, (2) the income from and proceeds of such facilities, (3) the Capital Stock of, and other investments in, the Person that owns the Property that constitutes any such facilities and (4) the Capital Stock of, and other investments in, any Person obligated with respect to such financing and of any Subsidiary of such Person that owns a direct or indirect interest in any such facilities.
“Obligations” of any Person shall mean at any date, without duplication,

•	all obligations of such Person for borrowed money,

•	all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

•	all obligations of such Person arising under any conditional sale or other title retention arrangement or otherwise to pay the deferred purchase price of Property or services,

•	all obligations of such Person Incurred in respect of Attributable Debt associated with any Sale/Leaseback Transaction, Capitalized Lease or Synthetic Lease,

•	all obligations of such Person under letters of credit,

•	all obligations of such Person under trade or bankers’ acceptances,

•	all obligations of such Person under Hedging Obligations and Commodity Trading Obligations,

•	trade payables in respect of fuel, labor, supplies or other materials or services or the obligation to provide power,

•	Preferred Stock and Redeemable Stock issued to any Person other than us or a Restricted Subsidiary,

•	all obligations of others secured by a Lien on any asset of such Person, whether or not such obligations are assumed by such Person, and

•	all obligations of others to the extent guaranteed by such Person.
The amount of any obligation shall be deemed to be the amount equal to the stated or determinable amount thereof or, if not stated or determinable, the maximum probable liability thereunder as determined by us in good faith.
“Permitted Business” means any business in which we or any of our Subsidiaries are engaged on the date of the Indenture or any other power or energy-related business, including the business of acquiring, developing, owning or operating electric power or thermal energy generation or cogeneration facilities, electric power transmission, fuel supply and fuel transportation facilities, together with their related power supply, thermal energy and fuel contracts and other facilities, services or goods that are ancillary, incidental, complementary or reasonably related to the marketing, trading, development, construction or management servicing, ownership or operation of the foregoing.
“Permitted Hedging Obligations” of any Person shall mean (1) Hedging Obligations entered into in the ordinary course of business and in accordance with such Person’s established risk management policies that are designed to protect such Person against, among other things, fluctuations in interest rates or currency exchange rates and which in the case of agreements relating to interest rates shall have a notional amount no greater than the payments due with respect to the Obligations being hedged thereby and (2) Commodity Trading Obligations.
“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Preferred Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) or preferred or preference stock of such Person that is outstanding or issued on or after the date of original issuance of the debt securities under the Indenture.
“Property” of any Person is defined to mean all types of real, personal, tangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person under GAAP.
“Rating Agencies” means Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services, Fitch Inc. and any successor thereof.
“Redeemable Stock” is defined to mean any class or series of Capital Stock of any Person that by its terms or otherwise is (1) required to be redeemed prior to the Stated Maturity of the Senior Notes, (2) redeemable at the option of the holder of such Capital Stock at any time prior to the Stated Maturity of the Senior Notes or (3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Obligations having a scheduled maturity prior to the Stated Maturity of the Senior Notes.
“Restricted Subsidiary” means only Fossil, Nuclear, ER&T and each other of our Subsidiaries that executes a Subsidiary Guarantee with respect to the debt securities and is subsequently designated by the Board of Directors by written notice to the Trustee as a Restricted Subsidiary.
“Sale/Leaseback Transaction” means an arrangement relating to Property now owned or hereafter acquired whereby we or one of our Subsidiaries transfers the Property to a Person and leases it back from that Person, other than leases for a term of not more than 12 months or between us and one of our Wholly-Owned Subsidiaries that is a Restricted Subsidiary or between Wholly-Owned Subsidiaries that are Restricted Subsidiaries.
“Stated Maturity” means with respect to any the Senior Note or any installment of principal thereof or interest thereon, the date specified in such Senior Note or a coupon representing such installment of interest as the fixed date on which any principal of such Senior Note or any such installment of interest is due and payable.
“Subsidiary” means, with respect to any Person, (1) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (2) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).
“Subsidiary Guarantor” means all current and subsequently designated Restricted Subsidiaries.
“Subsidiary Guarantee” means an unconditional guarantee of a Subsidiary Guarantor of the payment of the principal of or any premium or interest on any debt securities in substantially the form provided for by the Indenture or a guarantee of a Subsidiary Guarantor of any other of our Obligations incurred by us.
“Synthetic Lease” means (1) a lease pursuant to which the lessee is treated as the owner of the Property subject to the lease for tax purposes, whether or not such lease is treated as an operating lease for accounting purposes or (2) a lease treated as an operating lease for accounting purposes but having at least three of the following characteristics, (i) the term of the lease, inclusive of all renewal periods at the lessee’s option, is greater than 75% of the useful life of the Property subject to the lease as estimated at the inception of the Lease, (ii) the lessee has the right to purchase such Property at a fixed price, (iii) the lessee’s payments under the lease are calculated to amortize and service the debt of the lessor incurred in order to acquire the asset and (iv) the lessor obtains 80% or more of the cost of the asset from borrowed funds.
“Unrestricted Subsidiary” means a Subsidiary that is not a Restricted Subsidiary.
“Voting Stock” means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).
“Weighted Average Life to Maturity” means, when applied to any Obligations at any date, the number of years obtained by dividing (1) the then outstanding principal amount of such Obligations into (2) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the numbers of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.
“Wholly-Owned Subsidiary” means a Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by us and/or one or more of our Wholly-Owned Subsidiaries.
Satisfaction and Discharge, Legal Defeasance and Covenant Defeasance
We may discharge certain obligations to holders of any series of debt securities, including the Senior Notes, that have not already been delivered to the Trustee for cancellation and that either have become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such debt securities for principal (and premium, if any) and interest, if any, and any additional amounts with respect thereto, to the date of such deposit (if such debt securities have become due and payable) or to the Stated Maturity or redemption date, as the case may be.
The Indenture provides that we may elect either

•
to defease and be discharged from any and all obligations with respect to the Senior Notes and any related coupons (except for the obligations to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of the Senior Notes and any related coupons, to replace temporary or mutilated, destroyed, lost or stolen Senior Notes and any related coupons, to maintain an office or agency in respect of such Senior Notes and any related coupons, and to hold moneys for payment in trust) (defeasance) or

•
to be released from our obligations under any covenant specified pursuant to Section 301 with respect to the Senior Notes and any related coupons, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to the Senior Notes and any related coupons (covenant defeasance), in either case upon the irrevocable deposit by us with the Trustee (or other qualifying trustee), in trust, of:

•	an amount in U.S. dollars;

•
Government Obligations (as defined below) applicable to the Senior Notes and coupons that through the payment of principal and interest in accordance with their terms will provide money in an amount; or

•
a combination thereof in an amount sufficient to pay the principal of (and premium, if any) and interest, if any, on the Senior Notes and any related coupons, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

Such a trust may only be established if, among other things, we have delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the holders of the Senior Notes and any related coupons will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance under the first clause above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture.
“Government Obligations” means securities which are (1) direct obligations of the United States or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which are not callable or redeemable at the option of the issuer thereof. Government Obligations also include a depositary receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from the amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depositary receipt.
In the event we effect covenant defeasance with respect to the Senior Notes and any related coupons and the Senior Notes and coupons are declared due and payable because of the occurrence of any Event of Default, other than Events of Default with respect to any covenant of which there has been defeasance, the amount of Government Obligations and funds on deposit with the Trustee will be sufficient to pay amounts due on the Senior Notes and coupons at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Senior Notes and coupons at the time of the acceleration resulting from such Event of Default. In such case, we would remain liable to make payment of such amounts due at the time of acceleration.
Modification or Waiver
Modification and amendment of the Indenture may be made by us and the Trustee with the consent of the holders of a majority in principal amount of all outstanding debt securities that are affected by such modification or amendment; provided that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby, among other things:

•	change the Stated Maturity of the principal of (or premium, if any, on) or any installment of principal of or interest on any such debt security;

•	reduce the principal amount of, or the rate (or change the manner of calculating the rate) or amount of interest in respect of, or any premium payable upon the redemption of, any such debt security;

•	change any of our obligations to pay additional amounts in respect of any such debt security;

•
reduce the portion of the principal of an original issue discount security or indexed security that would be due and payable upon a declaration of acceleration of the maturity thereof or provable in bankruptcy;

•	adversely affect any right of repayment at the option of the holder of any such debt security;

•	change the place of payment of principal of, or any premium or interest on, any such debt security;

•	impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof or on or after any redemption date or repayment date, as the case may be;

•	adversely affect any right to convert or exchange any debt security;

•
reduce the percentage in principal amount of such outstanding debt securities, the consent of whose holders is required to amend or waive compliance with certain provisions of the Indenture or to waive certain defaults thereunder;

•	reduce the requirements for voting or quorum described below;

•
modify any of the foregoing requirements or any of the provisions relating to waiving past defaults or compliance with certain restrictive provisions, except to increase the percentage of holders required to effect any such waiver or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each debt security affected thereby; or

•	modify or affect the terms and conditions of the obligations of any Subsidiary Guarantor in respect of the due and punctual payment of principal of, or any premium or interest on, debt securities.
The holders of a majority in aggregate principal amount of outstanding debt securities have the right to waive our compliance with certain covenants in the Indenture.
Modification and amendment of the Indenture may be made by us and the Trustee thereunder, without the consent of any holder, for any of the following purposes:

•	to evidence the succession of another Person to us and the assumption by any successor of our covenants under the Indenture and the debt securities;

•
to add to our covenants for the benefit of the holders of all or any series of debt securities issued under the Indenture and any related coupons or to surrender any right or power conferred upon us by the Indenture;

•	to add Events of Default for the benefit of the holders of all or any series of debt securities issued under the Indenture;

•
to add to or change any provisions of the Indenture to facilitate the issuance of, or to liberalize the terms of, bearer securities, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that any such actions do not adversely affect the holders of such debt securities or any related coupons in any material respect;

•
to change or eliminate any provisions of the Indenture, provided that any such change or elimination will become effective only when there are no debt securities outstanding of any series created prior thereto which are entitled to the benefit of such provisions;

•	to secure the debt securities under the Indenture pursuant to the “Merger, Consolidation or Sale of Assets” covenant of the Indenture, or otherwise;

•	to establish the form or terms of the debt securities of any series and any related coupons;

•	to evidence and provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee;

•
to cure any ambiguity, defect or inconsistency in the Indenture, provided such action does not adversely affect the interests of holders of debt securities of any series issued under the Indenture or any related coupons in any material respect; or

•
to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate the defeasance and discharge of any series of debt securities, provided that such action shall not adversely affect the interests of the holders of any such debt securities and any related coupons in any material respect.

In determining whether the holders of the requisite principal amount of outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture or whether a quorum is present at a meeting of holders of debt securities, (1) the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof; (2) the principal amount of an indexed security that may be counted in making such determination or calculation and that will be deemed outstanding for such purpose will be equal to the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to Section 301 of the Indenture; and (3) debt securities owned by us or any other obligor upon the debt securities or any affiliate of ours or of such other obligor shall be disregarded.
A meeting may be called at any time by the Trustee, and also, upon request, by us or the holders of at least 10% in principal amount of the outstanding debt securities of that series, in any such case upon notice given as provided in the Indenture. Except for any consent that must be given by the holder of each debt security affected thereby, as described above, any resolution presented at a meeting (or an adjourned meeting duly reconvened) at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage which is less than a majority in principal amount of the outstanding debt securities of a series may be adopted at a meeting (or an adjourned meeting duly reconvened) at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of a series duly held in accordance with the Indenture will be binding on all holders of debt securities of that series and any related coupons, whether or not present or represented at the meeting. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series; provided, however, that, if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding debt securities of that series will constitute a quorum.
Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of debt securities of a series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected thereby or of the holders of such series and one or more additional series: (1) there shall be no minimum quorum requirement for such meeting; and (2) the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action will be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.
The Trustee
We maintain ordinary banking relationships with The Bank of New York Mellon, including credit facilities and lines of credit. The Bank of New York Mellon also serves as trustee under other indentures under which we or our affiliates are the obligor.
The Trustee may resign or be removed with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as trustee with respect to different series of debt securities under the Indenture, each such trustee shall be a trustee of a trust thereunder separate and apart from the trust administered by any other such trustee, and any action described herein to be taken by the Trustee may then be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee.
Governing Law
The Indenture and the Senior Notes are be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.